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                            ARTICLES OF AMENDMENT
                                    TO THE
                          ARTICLES OF INCORPORATION
                                      OF
                           H-R WINDOW SUPPLY, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                                  ARTICLE ONE

         The name of the corporation is H-R Window Supply, Inc.

                                  ARTICLE TWO

         An amendment to the articles of incorporation was adopted by the shareholders of the corporation on November __, 1997. The amendment amends and restates Article One of the articles of incorporation to read in their entirety as follows:

                                  "ARTICLE ONE

                 The name of the corporation is Atrium Door and Window Company
- West Coast."

                                 ARTICLE THREE

         The number of shares of the corporation outstanding and entitled to vote on the amendment at the time such amendment was adopted was 100 shares of common stock.

                                  ARTICLE FOUR

         The holders of all of the shares outstanding and entitled to vote on such amendment have signed a written consent pursuant to Article 9.10 of the TBCA adopting such amendment.

Dated:  December 1, 1997


                                              H-R WINDOW SUPPLY, INC.


                                              By: /s/ Randall S. Fojtasek
                                                  ---------------------------
                                                      Randall S. Fojtasek
                                                      President